Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the following:

(i) the joint filing on behalf of each of them of an amendment to the Schedule 13D filed with the Securities and Exchange Commission on November 17, 2009 with respect to common shares, no par value, of Oi S.A. (formerly known as Brasil Telecom, S.A.), and

(ii) the inclusion of this Joint Filing Agreement as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe that such information is inaccurate.

The Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 27th day of February, 2012.

Telemar Participações S.A.

By:	/s/ Renato Sobral P. Chaves
Name: Renato Sobral P. Chaves
Title: Executive Officer

By:	/s/ Pedro G.M.O. Guterres
Name: Pedro G.M.O. Guterres
Title: Executive Officer

Valverde Participações S.A.

By:	/s/ Jose Augusto G. Figueira
Name: Jose Augusto G. Figueira
Title: Executive Officer

By:	/s/ Rafael Cardoso Cordeiro
Name: Rafael Cardoso Cordeiro
Title: Executive Officer

Telemar Norte Leste S.A.

By:	/s/ Francisco Valim
Name: Francisco Valim
Title: Chief Executive Officer

By:	/s/ Alex Waldemar Zornig
Name: Alex Waldemar Zornig
Title: Chief Financial Officer